Exhibit 99.1

News Release

Contact:	John A. Hauser
(920)-743-5551
Source:	Baylake Corp.

Baylake Corp. Reports Financial Results for the Six and Three Months ended June 30, 2007

Sturgeon Bay, Wisconsin –(PR Newswire) – July 23, 2007

Baylake Corp. (OTC BB: BYLK), a bank holding company with $1.1 billion in assets, reported second quarter income of $1.4 million or $0.18 basic earnings per share, as compared to income of $2.4 million or $0.30 basic earnings per share in the second quarter of 2006.  Diluted earnings per share decreased to $0.18 for the quarter ended June 30, 2007, compared to diluted earnings per share of $0.30 for the quarter ended June 30, 2006.  Return on assets (ROA) and return on equity (ROE) decreased for the quarter ended June 30, 2007 to .51% and 7.15%, respectively, from 0.86% and 12.12%, respectively, for the same period a year ago.  Net interest margin for the second quarter of 2007 was 3.09% compared to 3.53% for the second quarter of 2006 and 3.19% for the first quarter of 2007.

During the second quarter of 2007, net loan charge-offs of $2.3 million were recorded compared to $400,000 for the same period one year ago.  Since charge-offs had been related to loans with adequate reserves, no additional provision was necessary in the quarter.  Allowance for loan losses to total loans is 1.42% compared to 1.15% one year ago.  The increase in this ratio is primarily due to the $6.0 million provision that was made in the first quarter.

For the six months ended June 30, 2007, Baylake reported a loss of $882,000 or $0.11 net loss per basic share, as compared to income of $3.7 million or $0.47 basic earnings per share for the first six months of 2006.  ROA and ROE decreased for the six-month period ended June 30, 2007 to (0.16)% and (2.18)%, respectively, from 0.68% and 9.52%, respectively, for the same period a year ago.  Net interest margin for the period was 3.14% compared to 3.38% for same period a year ago.

Total assets for Baylake Corp. were unchanged for the quarter ended June 30, 2007. Assets were $1.1 billion at both June 30, 2007 and March 31, 2007.  Total loans decreased 1.46% during the three months to $815.1 million at June 30, 2007, while deposits increased 1.29% to $898.5 million during the period.  Shareholders’ equity decreased 1.25% during the second quarter of 2007 with balances totaling $79.2 million and $80.2 million at June 30, 2007 and March 31, 2007, respectively.  The decrease in shareholders’ equity was primarily the result of a decrease in accumulated other comprehensive income (related to an increase in net unrealized losses on securities) and the payment of cash dividends.  This was partially offset by earnings for the quarter.  Baylake Corp. continues to be well capitalized under the guidelines established by the Board of Governors of the Federal Reserve.

Non-performing loans totaled $45.9 million and $39.1 million at June 30, 2007 and March 31, 2007, respectively.  The increase in non-performing loans during the quarter ended June 30, 2007 was due to an increase in non-accrual loans during the period. The ratio of allowance for loan losses to non-performing loans was 25.17% and 35.35% at June 30, 2007 and March 31, 2007, respectively.

             Aggressive collection efforts continue and significant emphasis continues on asset quality improvement.  Baylake Corp. believes the balance of the allowance for loan loss is presently sufficient to absorb probable incurred credit losses at June 30, 2007.  However, future adjustments to the allowance for loan losses may be necessary based on changes in the performance of the loan portfolio or in economic conditions, and the impact that these changes, if any, may have on the ability of borrowers to continue to service or repay outstanding credits and on the value of the underlying collateral securing these credits.

Baylake Corp. anticipates that it has resources available to meet its commitments.  At June 30, 2007, Baylake Corp. had $75.6 million of established lines of credit with nonaffiliated banks, of which $53.8 million was available.

Baylake Corp., headquartered in Sturgeon Bay, Wisconsin, is the bank holding company for Baylake Bank.  Through Baylake Bank, the Company provides a variety of banking and financial services from 28 financial centers located throughout Northeast and Central Wisconsin, in Brown, Door, Green Lake, Kewaunee, Manitowoc, Outagamie, Waupaca, and Waushara Counties.

The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements about the financial condition, results of operations and business of Baylake Corp.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties.  A number of factors, many of which are beyond the control of Baylake Corp., could cause actual conditions, events or results to differ significantly from those indicated by the forward-looking statements.  This press release, and the most recent annual and quarterly reports filed by Baylake Corp. with the Securities and Exchange Commission, including its Form 10-Q for the quarter ended March 31, 2007 and Form 10-K for the year ended December 31, 2006, describe some of these factors, including certain credit, market, operational, liquidity and interest rate risks associated with the company’s business and operations, and recent actions taken by the Wisconsin Department of Revenue relating to state tax obligations.  Other factors include changes in general business and economic conditions, developments (including collection efforts) relating to the identified non-performing loans and other problem loans and assets, world events (especially those which could affect our customers’ tourism-related businesses), competition, fiscal and monetary policies and legislation.

Forward-looking statements speak only as of the date they are made, and Baylake Corp. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Baylake Corp. and Subsidiaries

Summary Financial Data

The following tables set forth selected consolidated financial and other data for Baylake Corp. at the dates and for the period indicated.  The selected financial and other data at June 30, 2007 has not been audited, but in the opinion of management of Baylake Corp. reflects all necessary adjustments for a fair presentation of results as of the dates and for the periods covered.

Selected Financial Condition Data (at end of period) - UNAUDITED	June 30, 2007	December 31, 2006	June 30, 2006
(dollars in thousands, except per share data)

Total assets	$1,101,580	$1,111,684	$1,104,687
Investment securities (1)	185,989	188,315	183,955
Total loans	815,147	820,457	821,977
Total deposits	898,544	878,911	871,042
Borrowings (2)	95,671	119,659	127,376
Subordinated debentures	16,100	16,100	16,100
Stockholders’ equity	79,213	82,193	78,425
Non-performing loans (3)	45,873	27,848	28,677
Non-performing assets (3)	51,792	33,608	30,051
Book value per share	$10.06	$10.50	$10.05

	As of and for the Three Months Ended		As of and for the Six Months Ended
	June 30,		June 30,
Selected Operations Data - UNAUDITED	2007	2006	2007	2006
	(dollars in thousands, except per share data)		(dollars in thousands, except per share data)
Total interest income	$ 17,367	$ 17,522	$ 35,017	$ 34,168
Total interest expense	9,893	8,835	19,699	17,603

Net interest income	7,474	8,687	15,318	16,565
Provision for loan losses	-	61	5,985	261

Net interest income after provision for loan losses	7,474	8,626	9,333	16,304

Total non-interest income	2,417	2,481	4,662	4,719
Total non-interest expense	8,248	7,693	16,713	15,817

Income (loss) before income taxes	1,643	3,414	(2,718)	5,206
Income tax expense (benefit)	229	1,044	(1,836)	1,512

Net income (loss)	1,414	2,370	(882)	3,694

Per Share Data: (4)
Net income (loss) per share (basic)	$ 0.18	$ 0.30	$ (0.11)	$ 0.47
Net income (loss) per share (diluted)	0.18	0.30	(0.11)	0.47
Cash dividends per common share	0.16	0.16	0.32	0.32
Book value per share	10.06	10.05	10.06	10.05

	As of and for the Three Months Ended		As of and for the Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Performance Ratios: (5)
Return on average total assets	0.51%	0.86%	-0.16%	0.67%
Return on average total shareholders’ equity	7.15%	12.12%	-2.18%	9.47%
Net interest margin (6)	3.09%	3.53%	3.14%	3.38%
Net interest spread (6)	2.68%	3.15%	2.74%	3.00%
Efficiency ratio (9)	83.39%	68.88%	83.65%	74.31%
Non-interest income to average assets	0.87%	0.90%	0.84%	0.86%
Non-interest expense to average assets	2.99%	2.79%	3.00%	2.88%
Net overhead ratio (7)	2.11%	1.89%	2.17%	2.02%
Average loan to average deposit ratio	92.98%	94.92%	93.35%	96.16%
Average interest earning assets to
average interest bearing liabilities	110.46%	110.76%	110.36%	110.86%

Asset Quality Rations: (3) (5)
Non-performing loans to total loans	5.63%	3.49%	5.63%	3.49%
Allowance for loan losses to:
Total loans	1.42%	1.15%	1.42%	1.15%
Non-performing loans	25.17%	32.87%	25.17%	32.87%
Net charge-offs to average loans	1.12%	0.18%	0.60%	0.09%
Non-performing assets to total assets	4.70%	2.72%	4.70%	2.72%

Capital Ratios: (5)(8)
Shareholders’ equity to assets	7.19%	7.10%	7.19%	7.10%
Tier 1 risk-based capital	9.90%	9.82%	9.87%	9.82%
Total risk-based capital	11.15%	10.82%	11.12%	10.82%
Leverage ratio	8.29%	8.39%	8.27%	8.39%

Other:
Number of bank subsidiaries	1	1	1	1
Number of banking facilities	28	27	28	27
Number of full-time equivalent employees	326	326	326	326

(1)

Includes securities classified as available for sale.

(2)

Consists of Federal Home Loan Bank advances, federal funds purchased, and collateralized borrowings.

(3)

Non-performing loans consist of non-accrual loans and guaranteed loans 90 days or more past due but still accruing interest.  Non-performing assets consist of non-performing loans and other real estate owned.

(4)

Earnings per share are based on the weighted average number of shares outstanding for the period.

(5)

With the exception of end of the period ratios, all ratios are based on average daily balances and are annualized where appropriate.

(6)

Net interest margin represents net interest income as a percentage of average interest-earning assets.  Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(7)

Net overhead ratio represents the difference between non-interest expense and non-interest income, divided by average assets.

(8)

The capital ratios are presented on a consolidated basis.

(9)

Efficiency ratio is calculated as follows: non-interest expense divided by the sum of taxable equivalent net interest income plus non-interest income, excluding net investment security gains and excluding net gains on sale of fixed assets.